EXHIBIT 8(f)
                                LETTER AGREEMENT



                                 April 28, 1993



State Street Bank and Trust Company
1776 Heritage Drive
Mutual Fund Services A2 East
No. Quincy, MA  02171

Gentlemen:

     Please be advised that Janus Investment Fund (the "Fund") has established Janus Mercury Fund and Janus Federal Tax-Exempt Fund as two new series of the Fund. In accordance with the Additional Funds provision in Section 16 of the Custodian Contract dated July 31, 1986, as amended, between the Fund and State Street Bank and Trust Company ("State Street"), the Fund hereby requests confirmation that State Street will act as custodian for foreign securities for the new series under the terms of the contract.

     Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Fund and retaining one copy for your records.

                                        JANUS INVESTMENT FUND



                                        /s/ David C. Tucker
                                        David C. Tucker, Vice President


STATE STREET BANK AND TRUST COMPANY


By   /s/ Angela M. Mildram
     Angela Mildram, Assistant Vice President

Agreed to this 11th day of May, 1993


CC:  Steven R. Goodbarn
     Janice M. Teague